Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Fidelity National Financial, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 26, 2026, with respect to the consolidated financial statements of Fidelity National Financial, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Fidelity National Financial, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Jacksonville, Florida

May 7, 2026